Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mercury General Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-62228) on Form S-3 and (Nos. 333-01583 and 333-125460) on Form S-8 of Mercury General Corporation of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Mercury General Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Mercury General Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, as of January 1, 2008.

                                                /s/ KPMG LLP

Los Angeles, California
February 27, 2009